QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.26

    AMENDMENT NO. 11 TO THIRD AMENDED AND RESTATED
REDUCING REVOLVING LOAN AGREEMENT

    This Amendment No. 11 to Third Amended and Restated Reducing Revolving Loan Agreement (this "Amendment") dated as of July 27, 2001 among Palace Station Hotel & Casino, Inc., Boulder Station, Inc., Texas Station, Inc., Sunset Station, Inc., and Santa Fe Station, Inc. (collectively, the "Borrowers"), St. Charles Riverfront Station, Inc., Station Casinos, Inc. ("Parent") (but only for the purpose of making the covenants set forth in Articles 8 and 9 of the Loan Agreement (as defined below)), and Bank of America, N.A., as Administrative Agent (the "Administrative Agent"), is entered into with reference to the Third Amended and Restated Reducing Revolving Loan Agreement dated as of August 25, 1999 among Borrowers, St. Charles Riverfront Station, Inc. and Kansas City Station Corporation (each of which was formerly a Borrower thereunder), Parent, the Lenders party thereto, Societe Generale, as Documentation Agent, Bank of Scotland, as Co-Agent, and the Administrative Agent (as amended from time to time, the "Loan Agreement"). Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Loan Agreement.

Recitals

  A.
  Parent proposes to sell 100% of its Investment in Southwest Gaming Services, Inc. to Blake Sartini in exchange for stock in Parent with an approximate value of $14,000,000.

  B.
  In connection with the transaction, Texas Station, Inc. will be merged with and into a newly formed Subsidiary of Parent, Texas Station, LLC, a Nevada limited liability company of which the Parent is the sole member, with Texas Station, LLC the survivor.

  C.
  Parent and the Borrowers propose to concurrently designate Texas Station, LLC as a new Borrower with effectiveness concurrent with the merger described above.

  D.
  Parent has requested an increase to the permitted Investments basket for the Green Valley Project from $70,000,000 to $85,000,000.

  Agreement

    Borrowers, Parent and the Administrative Agent, acting with the consent of the Requisite Lenders pursuant to Section 14.2 of the Loan Agreement, agree as follows:

    1.  Amendment to Section 9.14(d)(i). Section 9.14(d)(i) of the Loan Agreement is hereby amended to increase the amount specified therein from $70,000,000 to $85,000,000 so that it reads in full as follows:

      "(i) the Green Valley Project, provided that the amount expended thereof does not exceed $85,000,000."

    2.  Addition of Texas Station, LLC as a Borrower. The Lenders hereby consent to the merger of Texas Station, Inc. with and into Texas Station, LLC, with Texas Station, LLC the survivor, and to the concurrent joinder by Texas Station, LLC as a Borrower under the Loan Agreement, provided that concurrently with such merger, Parent and Texas Station, LLC shall deliver to the Administrative Agent:

      (a) a Joinder executed by Texas Station, LLC in the form attached hereto as Exhibit C;

      (b) the organizational documents of Texas Station, LLC and an authorizing resolutions approving the transactions contemplated herein;

      (c) an incumbency certificate for Texas Station, LLC in a form reasonably acceptable to the Administrative Agent;

      (d) an opinion of legal counsel for Texas Station, LLC and Parent as to the formation and good standing thereof, the valid binding and enforceable nature of the Loan Documents executed by Texas Station, LLC, the absence of governmental consents necessary for its execution of the

  Loan Documents and the pledge of the membership interests therein and such other matters as the Administrative Agent may reasonably request; and

      (e) the certificates representing the membership interests in Texas Station, LLC (to be held in pledge by the Administrative Agent within the State of Nevada) or, if uncertificated, appropriate documents to grant a first priority perfected interest to the Administrative Agent therein.

    3.  Conditions Precedent to Amendment. The effectiveness of this Amendment shall be conditioned upon receipt by the Administrative Agent of all of the following:

  (a)
  Counterparts of this Amendment executed by all parties hereto;

  (b)
  Written consents of each of the Sibling Guarantors to the execution, delivery and performance hereof in the form of Exhibit A to this Amendment;

  (c)
  Written consent of the Lenders as required under Section 14.2 of the Loan Agreement in the form of Exhibit B to this Amendment; and

  (d)
  Such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Lenders reasonably may require.

    4.  Representations and Warranties. Borrowers hereby represent and warrant that no Default or Event of Default has occurred and remains continuing and that no Material Adverse Effect has occurred since December 31, 2000.

    5.  Consent of Parent. The execution of this Amendment by Parent shall constitute its consent, in its capacity as guarantor under the Parent Guaranty, to this Amendment.

    6.  Confirmation. In all other respects, the terms of the Loan Agreement and the other Loan Documents are hereby confirmed.

    IN WITNESS WHEREOF, Borrowers and the Administrative Agent have executed this Amendment as of the date first above written by their duly authorized representatives.

PALACE STATION HOTEL & CASINO, INC. BOULDER STATION, INC. TEXAS STATION, INC. SUNSET STATION, INC. SANTA FE STATION, INC.
By:	/s/ GLENN C. CHRISTENSON Glenn C. Christenson, Senior Vice President
STATION CASINOS, INC.
By:	/s/ GLENN C. CHRISTENSON Glenn C. Christenson, Executive Vice President and Chief Financial Officer
BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ JANICE HAMMOND Janice Hammond Vice President

QuickLinks

  Exhibit 4.26